NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS FIRST QUARTER 2017 RESULTS

•	First Quarter Net Income of $27.8 million, or $0.58 per diluted share

•	First Quarter Adjusted Net Income of $20.2 million, or $0.43 per diluted share

•	First Quarter Adjusted EBITDA of $32.3 million

HOUSTON, May 9, 2017 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the quarter ended March 31, 2017. Par Pacific reported net income of $27.8 million, or $0.58 per diluted share, for the quarter ended March 31, 2017, compared to a net loss of $18.7 million, or $(0.46) per diluted share, for the same quarter in 2016. First quarter 2017 Adjusted EBITDA was $32.3 million, compared to Adjusted EBITDA of $5.4 million in the first quarter of 2016. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

Commenting on the results, William Pate, Par Pacific's President and Chief Executive Officer, said, "We had excellent performance from all of our business segments during this quarter. I would like to congratulate our team for their outstanding execution. As a whole, we have done a great job building on the momentum realized in the latter part of 2016, and we are pleased to see this trend continue in the current period. With two consecutive quarters of strong earnings, we are pleased to have generated significant free cash flow. Going forward, we will continue to highlight our operational flexibility, while prioritizing the strength of our balance sheet and investing for the long-term."

Refining
The Refining segment had operating income of $27.4 million for the first quarter of 2017, compared to an operating loss of $18.3 million for the first quarter of 2016. Adjusted Gross Margin for the Refining segment was $61.0 million in the first quarter of 2017, compared to $32.2 million in the first quarter of 2016.

Refining Adjusted EBITDA was $25.1 million in the first quarter of 2017, compared to Refining Adjusted EBITDA of $6.1 million in the first quarter of 2016.

Hawaii Refinery
The combined Mid Pacific Index was $8.90/bbl in the first quarter of 2017, compared to $6.58/bbl in the first quarter of 2016. The Hawaii refinery's throughput in the first quarter of 2017 was 77 thousand barrels per day (Mbpd), or 82% utilization. This compares to 74 Mbpd throughput for the same quarter in 2016. Production costs were $3.71 per throughput barrel in the first quarter of 2017, compared to $3.74 per throughput barrel in the same period in 2016.

Wyoming Refinery
During the first quarter of 2017, the Wyoming 3-2-1 Index averaged $16.51/bbl. The Wyoming refinery's throughput was 14 Mbpd in the first quarter of 2017, or 78% utilization. Production costs were $7.46 per throughput barrel in the first quarter of 2017.

Retail
The Retail segment reported operating income of $6.1 million in the first quarter of 2017, compared to $6.9 million in the first quarter of 2016. Adjusted Gross Margin for the Retail segment was $17.9 million in the first quarter of 2017, compared to $18.6 million in the same quarter of 2016. Retail Adjusted EBITDA was $7.6 million in the first quarter of 2017, compared to $8.4 million in the first quarter of 2016. The Retail segment had sales volumes of 22.1 million gallons in the first quarter of 2017, compared to 22.3 million gallons in the same quarter of 2016.

Logistics
The Logistics segment generated operating income of $9.4 million in the first quarter of 2017, compared to $5.1 million for the first quarter of 2016. Wyoming Refining contributed approximately $1.5 million of operating income to the Logistics segment during the first quarter of 2017. Adjusted Gross Margin for the Logistics segment was $14.7 million in the first quarter of 2017, compared to $8.0 million in the same quarter last year. Logistics Adjusted EBITDA was $10.9 million in the first quarter of 2017, compared to $6.1 million in the first quarter of 2016.

Laramie Energy
Equity earnings from Laramie Energy, LLC ("Laramie") in the first quarter of 2017 were $8.7 million, compared to equity losses of $1.9 million in the first quarter of 2016. First quarter 2017 earnings attributable to Par Pacific's 42.3% ownership interest in Laramie included $10.2 million in unrealized gains on derivative instruments and $5.6 million in depreciation, depletion and amortization expense.

Laramie averaged 146 million cubic feet equivalent per day (MMcfed) of production during the first quarter of 2017 and exited the quarter with daily production of 145 MMcfed.

Liquidity
Net cash provided by operations totaled $25.0 million for the three months ended March 31, 2017, compared to $12.0 million in the three months ended March 31, 2016. At March 31, 2017, Par Pacific's cash balance totaled $46.2 million, long-term debt totaled $358.4 million (including current maturities), and total liquidity was $87.3 million.

Conference Call Information
A conference call is scheduled for Wednesday, May 10, 2017 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available until May 24, 2017 and may be accessed by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13659025#.

About Par Pacific
Par Pacific Holdings, Inc., based in Houston, Texas, owns, manages and maintains interests in energy and infrastructure businesses. Par Pacific’s strategy is to identify, acquire and operate energy and infrastructure companies with attractive competitive positions. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with a 94,000-bpd refinery, a logistics network supplying the major islands of the state and 90 retail locations. In Wyoming, Par Pacific owns a refinery and associated logistics network in a niche market. Par Pacific also owns 42.3% of Laramie Energy, LLC which has natural gas operations and assets concentrated in the Piceance Basin in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; anticipated capital expenditures, including major maintenance costs; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards on them; the uncertainty inherent in estimating natural gas and oil reserves; our ability to identify, acquire and operate energy and infrastructure companies with attractive competitive positions; the anticipated financial and operating results of the Wyoming Refining Company and its effect on the Company’s cash flows, profitability, and earnings per share; and other risks and uncertainties detailed in Par Pacific's Annual Report on Form 10-K for the year ended December 31, 2016 and any other documents that Par Pacific has filed with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Christine Laborde
Director, Investor Relations & Public Affairs
(832) 916-3396
claborde@parpacific.com

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues	$605,253	$377,812
Operating expenses
Cost of revenues (excluding depreciation)	501,289	342,388
Operating expense (excluding depreciation)	50,348	38,177
Depreciation, depletion, and amortization	11,260	5,095
General and administrative expense	12,914	11,200
Acquisition and integration expense	253	671
Total operating expenses	576,064	397,531
Operating income (loss)	29,189	(19,719)
Other income (expense)
Interest expense and financing costs, net	(8,942)	(4,613)
Other expense, net	130	46
Change in value of common stock warrants	(689)	1,644
Change in value of contingent consideration	—	6,176
Equity earnings (losses) from Laramie Energy, LLC	8,746	(1,871)
Total other income (expense), net	(755)	1,382
Income (loss) before income taxes	28,434	(18,337)
Income tax expense	(648)	(336)
Net income (loss)	$27,786	$(18,673)

Weighted average shares outstanding
Basic	45,476	40,974
Diluted	51,865	40,974

Income (loss) per share
Basic	$0.60	$(0.46)
Diluted	$0.58	$(0.46)

Balance Sheet Data

	March 31, 2017	December 31, 2016
Balance Sheet Data
Cash and cash equivalents	$46,212	$47,772
Working capital (deficit) (1)	12,951	(7,143)
Debt, including current portion	358,406	370,396
Total stockholders' equity	399,104	368,909
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended March 31,
	2017	2016
Total Refining Segment
Feedstocks Throughput (Mbpd)	91.1	74.2
Refined product sales volume (Mbpd)	94.8	81.4

Hawaii Refinery
Feedstocks Throughput (Mbpd)	76.8	74.2
Source of Crude Oil:
North America	44.2%	64.6%
Asia	25.8%	24.1%
Africa	22.8%	4.1%
Latin America	0.3%	7.2%
Middle East	6.9%	—%
Total	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	27.5%	26.4%
Distillate	45.0%	41.2%
Fuel oils	18.4%	22.1%
Other products	5.9%	6.7%
Total yield	96.8%	96.4%

Refined product sales volume (Mbpd)
On-island sales volume	61.8	60.8
Exports sale volume	18.2	20.6
Total refined product sales volume	80.0	81.4

4-1-2-1 Singapore Crack Spread ($ per barrel) (1)	$6.74	$3.39
4-1-2-1 Mid Pacific Crack Spread ($ per barrel) (1)	7.69	4.48
Mid Pacific Crude Oil Differential ($ per barrel) (2)	(1.21)	(2.10)
Operating income (loss) per bbl ($/throughput bbl)	4.01	(2.71)
Adjusted Gross Margin per bbl ($/throughput bbl) (3)	7.06	4.76
Production costs per bbl ($/throughput bbl) (4)	3.71	3.74
DD&A per bbl ($/throughput bbl)	0.64	0.29

Wyoming Refinery
Feedstocks Throughput (Mbpd)	14.3	—

Yield (% of total throughput)
Gasoline and gasoline blendstocks	54.2%	—%
Distillate	39.8%	—%
Fuel oils	2.7%	—%
Other products	1.4%	—%
Total yield	98.1%	—%

Refined product sales volume (Mbpd)	14.8	—

	Three Months Ended March 31,
	2017	2016
Wyoming Refinery (continued)
Wyoming 3-2-1 Index ($ per barrel) (5)	$16.51	$—
Operating income (loss) per bbl ($/throughput bbl)	(0.24)	—
Adjusted Gross Margin per bbl ($/throughput bbl) (3)	9.45	—
Production costs per bbl ($/throughput bbl) (4)	7.46	—
DD&A per bbl ($/throughput bbl)	2.31	—

Retail Segment
Retail sales volumes (thousands of gallons)	22,058	22,286

Logistics Segment
Pipeline throughput (Mbpd)
Crude oil pipelines	91.1	76.2
Refined product pipelines	90.5	74.5
Total pipeline throughput	181.6	150.7
________________________________________

(1)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest liquid market alternatives to source refined products for Hawaii. We believe the Singapore and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our Hawaii refinery operations. The Mid Pacific crack spread is calculated using a ratio of 80% Singapore and 20% San Francisco indexes.

(2)
Weighted-average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude.

(3)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(4)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statement of operations, which also includes costs related to our bulk marketing operations.

(5)
The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the best market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillate (ultra-low sulfur diesel) as created from three barrels of West Texas Intermediate Crude. Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), depreciation, depletion and amortization ("DD&A"), inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments) and unrealized gains (losses) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) less inventory valuation adjustments and unrealized gains (losses) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINS obligations and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreement and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended March 31, 2017	Refining	Logistics	Retail
Operating income	$27,416	$9,413	$6,120
Operating expense (excluding depreciation)	36,216	3,797	10,315
Depreciation, depletion and amortization	7,403	1,487	1,448
Inventory valuation adjustment	(8,792)	—	—
Unrealized gain on derivatives	(1,287)	—	—
Adjusted Gross Margin	$60,956	$14,697	$17,883

Three months ended March 31, 2016	Refining	Logistics	Retail
Operating income (loss)	$(18,289)	$5,142	$6,902
Operating expense (excluding depreciation)	26,050	1,901	10,112
Depreciation, depletion and amortization	1,938	918	1,537
Inventory valuation adjustment	21,437	—	—
Unrealized loss (gain) on derivatives	1,015	—	—
Adjusted Gross Margin	$32,151	$7,961	$18,551
Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration expense, unrealized (gains) losses on derivatives, and inventory valuation adjustment. Effective in the first quarter of 2017, Adjusted Net Income (Loss) also excludes severance costs. We have recast the non-GAAP information for the three months ended March 31, 2016 to conform to the current period presentation.
Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest and financing fees, taxes, DD&A and equity earnings (losses) from Laramie Energy. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.

Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation, or as a substitute for, operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$27,786	$(18,673)
Inventory valuation adjustment	(8,792)	18,322
Unrealized loss (gain) on derivatives	(1,287)	992
Acquisition and integration expense	253	671
Change in value of common stock warrants	689	(1,644)
Change in value of contingent consideration	—	(6,176)
Severance costs	1,595	—
Adjusted Net Income (Loss)	20,244	(6,508)
Depreciation, depletion and amortization	11,260	5,095
Interest expense and financing costs, net	8,942	4,613
Equity losses (earnings) from Laramie Energy, LLC	(8,746)	1,871
Income tax expense	648	336
Adjusted EBITDA	$32,348	$5,407

	Three Months Ended March 31,
	2017	2016
Adjusted Net Income (Loss) per share
Basic	$0.44	$(0.16)
Diluted	$0.43	$(0.16)

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustment, severance costs, and depreciation, depletion, and amortization expense. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis.
The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended March 31, 2017
	Refining	Logistics	Retail
Operating income by segment	$27,416	$9,413	$6,120
Depreciation, depletion and amortization	7,403	1,487	1,448
Inventory valuation adjustment	(8,792)	—	—
Unrealized gain on derivatives	(1,287)	—	—
Severance costs	395	—	—
Adjusted EBITDA	$25,135	$10,900	$7,568

	Three Months Ended March 31, 2016
	Refining	Logistics	Retail
Operating income (loss) by segment	$(18,289)	$5,142	$6,902
Depreciation, depletion and amortization	1,938	918	1,537
Inventory valuation adjustment	21,437	—	—
Unrealized loss on derivatives	1,015	—	—
Adjusted EBITDA	$6,101	$6,060	$8,439